MASTERWORKS FUNDS INC.
                                111 Center Street
                           Little Rock, Arkansas 72201


                                                              November 6, 1998



Dear Shareholder:

                  I am writing to you to summarize the views of the Board of Directors of MasterWorks Funds Inc. ("MasterWorks") about the Agreement and Plan of Consolidation you have been asked to vote on in the proxy statement you recently received. This letter supplements my earlier letter to you that accompanied the proxy statement and amplifies the Board's recommendation that you vote to approve the consolidation.

                  As you know, the proxy statement relates to a special meeting at which you and other shareholders are being asked to consider an Agreement and Plan of Consolidation that would combine your Growth Stock Fund ("Growth Stock") and the Norwest Advantage Funds Large Company Growth Fund ("Large Company"). This letter does not discuss the "fall-back" Plan of Liquidation and Termination that is also included in the proxy statement.

Reason for Recommending the Consolidation
-----------------------------------------

                  The consolidation offers you the opportunity to transfer your investment in Growth Stock to Large Company without a sales charge and in a transaction that Large Company's counsel believes should be tax free. While Large Company has a higher expense ratio, the Board believes that it offers greater prospects for long-term investment returns and continued growth. Although past performance does not predict future performance, the Board invites you to review Large Company's performance history. Among other things, your Board considered that history favorably in concluding that the consolidation would be in your best interest and in determining to recommend it for your approval. If the proposed consolidation is approved and consummated, you will receive A Shares of Large Company equal in value to your shares of Growth Stock.

     AS OF MAY 31, 1998, OVER THE PAST ONE YEAR, FIVE YEAR AND TEN YEAR PERIODS, THE I SHARES OF LARGE COMPANY HAD AVERAGE ANNUAL RETURNS OF 32.39%, 20.39% AND 18.97%, RESPECTIVELY, COMPARED TO RETURNS OF 30.67%, 22.14% AND 18.59% FOR THE S&P 500 INDEX(1) AND AVERAGE ANNUAL RETURNS OF 25.85%, 18.16% AND 16.43% FOR COMPARABLE FUNDS AS DETERMINED BY LIPPER ANALYTICAL SERVICES, INC. THE A SHARES YOU WILL RECEIVE ARE A NEW CLASS THAT LARGE COMPANY BEGAN OFFERING ON OCTOBER 1 OF THIS YEAR. AFTER EXPENSE REIMBURSEMENTS AND FEE WAIVERS, A SHARES HAVE A 0.20% HIGHER TOTAL EXPENSE RATIO THAN I SHARES.(2)

About Large Company
-------------------

                  The focus of Large Company's investment objective - long-term capital appreciation - and its policies are similar to Growth Stock. Large Company, however, differs from Growth Stock in that it focuses on larger cap companies, holds fewer investments and has had significantly lower portfolio turnover. It's also been a less volatile fund than Growth Stock.

                  Combining Growth Stock into Large Company offers other benefits as well. For example, with approximately $1 billion in assets under management (compared to approximately $200 million for Growth Stock), the manager of the portfolio through which Large Company's assets are invested may be able to take advantage of transaction costs that are lower and pricing that is more favorable than those available to the manager of the portfolio through which Growth Stock's assets are invested.


--------
1 The Fund is professionally managed whereas the S&P 500 Index is unmanaged and is not available for investment.

2 As discussed in the Combined Prospectus/Proxy Statement, purchases of Large Company shares other than through the consolidation would be subject to sales charges of up to 5.50%.

About Large Company's Manager (from the Large Company Prospectus)
-----------------------------------------------------------------

     John Dale, CFA, and the co-manager of Large Company's assets, Gary Nussbaum, CFA, concentrate on large, high-quality, domestic companies that they believe have superior growth potential. The managers invest primarily in companies whose market capitalization is greater than approximately $3.7 billion.

     Mr. Dale joined  Norwest Bank  Minnesota,  N.A. in 1968.  He is currently a
Senior Vice President of Peregrine Capital Management. Mr. Nussbaum has been associated with Norwest Bank Minnesota, N.A. or its affiliates since 1990 and is also a Senior Vice President of Peregrine Capital Management.

     Again, in closing, the Board believes the consolidation is in your best interest. Your vote is important, no matter how many shares you own. We hope you'll vote to approve the Agreement and Plan of Consolidation by returning your ballot today. If you need another ballot, please call 1-800-733-8481 ext. 448.

                                                 Very truly yours,

                                                 /s/ R. Greg Feltus
                                                 MasterWorks Funds Inc.
                                                 R. Greg Feltus
                                                 President